UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

PRIME GROUP REALTY TRUST
(Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Prime Group Realty Trust (the “Company”) issued a Press Release today disclosing that on December 31, 2008, its wholly-owned qualified REIT subsidiary PGRT ESH, Inc. (“Borrower”), entered into a Second Amendment to Amended and Restated Loan Agreement (the “Amendment”) modifying various terms of a loan from Citicorp USA, Inc. in the original principal amount of $120.0 million. The loan currently has an outstanding principal amount of $81.5 million. The loan is non-recourse to Borrower, the Company and its subsidiaries and is secured by, among other things, a pledge of Borrower’s membership interest in BHAC Capital IV, L.L.C., an entity that owns 100% of Extended Stay Hotels, Inc. As previously disclosed, the loan is guaranteed by affiliates of our parent companies (the “Guarantors”).

Pursuant to the Amendment, the principal repayment schedule is now as follows: (i) $41.0 million is due on or before January 30, 2009, (ii) $20.0 million is due on March 31, 2009, (iii) the balance of the loan is due on June 15, 2009 or earlier in the event of the occurrence of certain asset sales of the Borrower or the Guarantors or its affiliates; and (iv) a $1.0 million fee is due upon the loan repayment or maturity. It is currently anticipated that all or a portion of these required repayments will be funded by affiliates of the Guarantors, although there can be no assurances that this will be the case. In addition, certain minimum payments are required which will be applied to the foregoing repayment schedule if certain asset sales of Guarantor’s and Borrower’s affiliates are consummated or certain other events occur, all as more fully set forth in the amended loan documents.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2008, we entered into amendments to the employment agreements dated as of May 31, 2005 with Jeffrey A. Patterson, our President and Chief Executive Officer, and James F. Hoffman, our Senior Executive Vice President, General Counsel and Secretary (the “Executives”). The amendments were entered into solely to make the necessary changes to the employment agreements in order to comply with the terms of the recently adopted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The transition period for Code Section 409A ended on December 31, 2008 and it was necessary for the two amendments to be finalized by the end of the transition period.

The revisions generally add additional Code imposed obligations on the part of the Executives such as adding required notice and cure periods benefiting the Company and limiting the events for which the Executives can terminate the agreements for “good reason”. The modifications include: (i) requiring that prior to terminating the employment agreements because of a default by the Company, the Executives must first provide written notice to the Company specifying in reasonable detail the nature of the defaults within 90 days after the initial existence of such defaults and that the Company shall have 30 days to cure such default, and (ii) eliminating the right of the Executives to unilaterally terminate the Agreement upon the occurrence of a change of control of the Company. The two amendments do not modify the terms of the Company’s previously disclosed retention and severance program.

Item 8.01 Other Events.

Prime Group Realty Trust (the “Company”) issued a Press Release today disclosing that on January 7, 2009, the Company’s Board of Trustees declared and set apart for payment a quarterly dividend on its Series “B” Preferred Shares of $0.5625 per share for the fourth quarter of 2008 dividend period. The quarterly dividend has a record date of January 19, 2009 and a payment date of January 30, 2009.

This Form 8-K filing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements

None

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Prime Group Realty Trust dated January 7, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

	By:	/s/ Jeffrey A. Patterson
Jeffrey A. Patterson
Dated: January 7, 2009		President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Prime Group Realty Trust dated January 7, 2009.